Exhibit 10.1

September 29, 2026

Dear Roger,

Congratulations! We are excited to invite you to join us at Mattel, where we empower generations to explore the wonder of childhood and reach their full potential.

Mattel would like to extend you an offer of employment for the position of Chief Executive Officer at Mattel’s headquarters in El Segundo, California (subject to occasional and reasonable remote work and any required business travel), contingent on the terms and conditions set forth in the General Information section below. Your start date is a date mutually agreed between you and Mattel that is no later than November 2, 2026 (your actual start date, the “Start Date”), and this letter shall be effective as of the Start Date. In this role, you will report solely and directly to the Board of Directors of Mattel, Inc. (the “Board”), and devote your full business time and attention to the business and affairs of Mattel except as otherwise approved by the Board. You shall continue as a member of the Board and shall be re-nominated for election to the Board while serving as Chief Executive Officer. Upon any termination of your employment with Mattel for any reason, you shall be deemed to have resigned, effective as of the date of such termination, from the Board (and any committee thereof) and from the board of directors (and any committee thereof) of any of Mattel’s affiliates, and from any other position or office you then hold with Mattel or any of its affiliates.

You may continue your existing external board of director and charitable or community organization commitments as you have disclosed to the Company in writing prior to the date hereof. You may (i) engage in charitable, civic and educational activities, (ii) manage your personal investments and (iii) subject to the prior written consent of the Board (which shall not be unreasonably withheld, conditioned or delayed), serve on up to two for-profit corporate boards (only one of which may be the board of a publicly traded company), in each case so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties hereunder in any material respect.

This letter provides an overview of some of the offerings available to you as an employee of Mattel, should you choose to accept our offer. For purposes of this letter, “Mattel” and the “Company” will refer to Mattel, Inc. and its subsidiaries.

BASE PAY

Your annual base pay will be $2,300,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay and your salary is intended to compensate you for all hours worked. Your work hours may vary from week to week depending on the Company’s needs. Paychecks are issued every other Friday for the previous two weeks via direct deposit or, if you do not have direct deposit, to the home address you have on file. For payroll purposes, our workweek is Monday through Sunday. Commencing with the 2028 performance year, the Compensation Committee of the Board (the “Committee”) will review your base pay and annual target total direct compensation (consisting of base pay, cash bonus and annual long-term incentive grants) annually, consistent with Mattel’s compensation review practices. During the course of such review, the Committee may increase, but not decrease, your base pay as it deems appropriate. You will not be entitled to any additional compensation for your services as a member of the Board.

BONUS - MATTEL INCENTIVE PLAN

The Mattel Incentive Plan (“MIP”) is an annual, discretionary, global cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual performance results.

Commencing with the 2027 performance year, you will be eligible for a target MIP award of 200% of your base pay, up to a maximum of 400% of your base pay. The amount of your actual award, if any, may be more or less than your target, depending on Mattel’s financial performance results and your individual performance results, and shall not be subject to reduction or the exercise of negative discretion applied solely to you under the MIP (it being understood that the foregoing shall not limit the Committee’s ability to determine achievement of the applicable performance goals in accordance with the terms of the MIP). Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.

In order to earn an award under the MIP, you need to be continuously employed as an active regular employee of Mattel through the payment date, except as provided herein or in the Executive Severance Plan (as defined below). You will not be eligible to participate in the MIP for the 2026 performance year.

MAKE-WHOLE CASH SIGNING BONUS

In order to make you whole for the 2026 annual bonus and 2024-2026 long-term incentive award you will forfeit upon leaving your current employer, you will receive a cash signing bonus in the gross amount of $10,600,000, less applicable federal and state taxes and other required withholdings, payable no later than December 31, 2026, subject to your commencement of employment on the Start Date and your continued employment through such payment date. If, prior to December 31, 2027, you voluntarily terminate your employment with Mattel without Good Reason (as defined below) or you are discharged for Cause (as defined below), you agree to repay 100% of the entire gross amount of the cash signing bonus within 30 days of your termination date. No repayment will be required in the case of an involuntary termination without Cause or a voluntary termination for Good Reason. You agree to repay this entire gross amount even if you are unable to recover some or all of the taxes paid with respect to the cash signing bonus.

STOCK GRANTS

Make-Whole RSU Award

In order to make you whole for the 2025-2027 long-term incentive award you will forfeit upon leaving your current employer, you will receive a restricted stock unit award with a grant date fair value of $6,000,000 (the “Make-Whole RSU Award”), and a grant date of the last trading day of the month of your Start Date. The number of restricted stock units (“RSUs”) underlying such award shall be determined by dividing the $6,000,000 by Mattel’s closing stock price on the grant date.

Subject to your continued employment with Mattel through the grant date, the Make-Whole RSU Award will be fully vested upon the grant date; provided, however, that the grant date value of the Make-Whole RSU Award will be subject to repayment in the event that you voluntarily terminate your employment with Mattel without Good Reason (as defined below) or you are discharged for Cause (as defined below), in each case, with the repayment obligation applicable to equal $6,000,000 if such termination occurs prior to the first anniversary of the Start Date, and $3,000,000 if such termination occurs on or after the first anniversary of the Start Date but prior to the second anniversary of the Start Date.

Notwithstanding the foregoing, no repayment will be required with respect to the Make-Whole RSU Award upon a termination of your employment by Mattel without Cause, by you for Good Reason, or as a result of your death or disability (as defined in Mattel’s long-term disability plan). For purposes of this letter, “Good Reason” shall mean (i) prior to, or more than two years following, a Change of Control (as defined in the Executive Severance Plan), a “Non-Change of Control Good Reason” as defined in the Executive Severance Plan, provided that Good Reason shall also include a material diminution, taken as a whole, in your duties, authority or responsibilities as Chief Executive Officer, and (ii) on or within two years following a Change of Control, a “Change of Control Good Reason” as defined in the Executive Severance Plan.

Inducement PSU Award

As an inducement to your employment with Mattel, you will receive a new hire performance-based restricted stock unit award with a grant date fair value of $6,000,000 (the “Inducement PSU Award”), and a grant date of the last trading day of the month of your Start Date. The number of performance-based restricted stock units (“PSUs”) subject to the Inducement PSU Award will be determined by dividing $6,000,000 by Mattel’s closing stock price on the grant date (i.e., on a face-value basis). The Inducement PSU Award will, subject to your continued employment with Mattel, cliff vest at the end of the three-year performance period beginning on your Start Date, subject to Mattel achieving a relative total shareholder return over such period that is equal to or greater than the 55th percentile as compared to the constituents of the S&P 500 Index as of the end of such period. Upon a termination of your employment by Mattel without Cause or by you with Good Reason or as a result of your death or disability (as defined in Mattel’s long-term disability plan), the Inducement PSU Award shall remain outstanding and be eligible to be earned subject to the achievement of the performance goal measured at the end of the performance period and, if the goal is achieved, shall vest and settle as if you had remained employed through the end of the performance period and in accordance with the applicable award agreement.

Future Annual LTI Grants

You will be eligible to receive an annual long-term incentive equity grant (the “Annual LTI Grant”) with respect to the 2026 performance year. Your 2026 Annual LTI Grant will have a grant date fair value of $10,000,000 (and, notwithstanding your hire date, will not be pro-rated), with a grant mix and vesting schedule as follows:

•	60% PSUs and 40% RSUs, granted in the same form and on the same terms as the 2026 annual equity grants for the other senior executives of Mattel, including standard vesting terms, and

•	The grant date will be the last trading day of the month of the Start Date.

Annual stock grants in future years are currently anticipated to be made around the end of April of each year and will be subject to approval by the Committee.

Please note this is a summary of your equity grants, and once approved, in order to receive your grants, you will be required to enter into award agreements setting forth the terms and conditions that govern your equity grants. Except as expressly provided above, all equity grants (including the Make-Whole RSU Award, the Inducement PSU Award and the Annual LTI Grant) will have the same terms and conditions (including, but not limited to, termination protection upon retirement, death, disability and other qualifying termination) as those applicable to other senior executives of Mattel. For the avoidance of doubt, your service on the Board before the Start Date will be counted as service for purposes of determining your retirement eligibility under the equity documents.

Stock Ownership

You will be subject to stock ownership guidelines established as a multiple of base pay. Your stock ownership requirement will be six times your then-current annual base pay. You will have five years from your Start Date to attain your targeted level of ownership. Our stock ownership guidelines provide that if the target level ownership is not met within the compliance deadline, you must retain 100% of after-tax shares acquired from stock grants until such guidelines are met. Our stock ownership guidelines are reviewed annually by the Committee for individual compliance.

BENEFITS AND EMPLOYEE PROGRAMS

Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to support your total wellbeing.

Health and Welfare

You and your qualified dependents, if applicable, will be eligible to participate in Mattel’s health and welfare benefits (some of which require enrollment) as of the Start Date, with the exception of short & long-term disability insurance, which will be available upon the completion of the 90-day introductory period. You will receive information about Mattel’s health and welfare benefits in your new hire materials.

Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k)-retirement program, the Mattel, Inc. Personal Investment Plan (“PIP”), that provides a variety of investment options. You will be automatically enrolled in the PIP if you are age 20 or older. The PIP currently provides generous Company Automatic and Company Matching contributions, in addition to your own contributions.

•	Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your eligible pay, based on your age, even if you do not contribute.

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Employee Contributions: The PIP allows for voluntary employee contributions up to 80% of your eligible pay, subject to Internal Revenue Code (“IRC”) limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically after 30 days from the Start Date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Contributions: Mattel will match your contributions 50% up to the first 6% of your eligible pay. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

You will receive PIP information in your new hire materials that provides additional details regarding your contribution and investment options, including your right to opt out of automatic enrollment.

Deferred Compensation

You will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan (“DCP”). Under this plan, you may elect to defer (pre-income tax) a portion of your base pay or annual MIP bonus, as well as continue deferrals and Mattel contributions that cannot be made into our 401(k) plan due to IRC limitations, with various investment and payment options available.

You will receive DCP information around 30 days from the Start Date that provides additional details regarding your enrollment options.

Flexible Personal Paid Time Off

Mattel recognizes the value of rest and relaxation and provides eligible exempt employees Flexible Personal Paid Time Off (“Flexible Personal PTO”) for personal and leisure time away from work, following successful completion of the introductory period (usually on the 90th day of continuous employment). While you do not have a specified amount of Flexible Personal PTO, use of Flexible Personal PTO is subject to the needs of the business. For leaves of absence, jury duty, and sick leave, different practices apply.

Perquisites

Mattel will provide you with the use of a Company-owned or Company-leased automobile, together with a Company-provided driver, for business purposes, at no cost to you. You will be eligible to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice. You will also be eligible to receive a comprehensive physical examination annually. You will be permitted to fly (and to be reimbursed for the cost of flying, to the extent applicable) first class on flights that you are required by Mattel to take in performing your duties hereunder.

RELOCATION ALLOWANCE

In lieu of the benefits available under Mattel’s standard Executive Homeowner Relocation Guide, Mattel will provide you with a relocation allowance of $985,000 (the “Relocation Allowance”) to assist with your relocation expenses and temporary housing. The Relocation Allowance will be paid to you in a single lump sum, less applicable taxes, on or before December 31, 2026, subject to your continued employment with the Company through such date.

If, within 24 months of your Start Date, you choose to voluntarily terminate your employment with Mattel (other than with Good Reason), or you are discharged for Cause, you agree to repay all or a portion of the Relocation Allowance, as follows: (i) 100% of the Relocation Allowance if such termination occurs prior to the first anniversary of the Start Date, and (ii) 50% of the Relocation Allowance if such termination occurs on or after the first anniversary of the Start Date but prior to the second anniversary of the Start Date. Any such repayment shall be made within 30 days of your termination date. No repayment will be required in the case of an involuntary termination without Cause or a voluntary termination with Good Reason, or in the event of your death or disability (as defined in Mattel’s long-term disability plan). You agree to repay the applicable gross amount even if you are unable to recover some or all of the taxes paid with respect to the Relocation Allowance.

LEGAL FEES

Mattel will pay up to $25,000 in legal fees actually incurred by you in connection with the review and negotiation of this letter, with such fees payable directly to your counsel within 60 days after Mattel’s receipt of a customary invoice reasonably detailing such fees.

COMPENSATION RECOVERY POLICY

You will be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy permits the Committee to require forfeiture or reimbursement of certain cash and stock that was paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved. An acknowledgement will be provided to you for signature, along with a copy of the Clawback Policy.

EXECUTIVE SEVERANCE PLAN

You will be covered under the Mattel, Inc. Amended and Restated Executive Severance Plan B (the “Executive Severance Plan”) as a Tier 1 (Chief Executive Officer) participant, upon Mattel’s receipt of a signed Participation Letter Agreement, which will be provided to you along with a copy of the Executive Severance Plan.

GENERAL INFORMATION

This offer letter is only a summary of your pay, benefit, and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information, enrollment instructions, and additional employee program information upon hire. If there are any conflicts between the terms of this letter and any plan documents, the terms of the plan documents will apply (except with respect to matters specifically and expressly addressed in this letter, which shall govern).

This offer letter supersedes any prior communications you may have had with Mattel employees and/or representatives and reflects the entire understanding between you and Mattel, with respect to Mattel’s offer of employment. No Mattel employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party (subject to your existing notice requirements with your existing employer, which you have complied with to their satisfaction). If Mattel (in its sole discretion) determines that your confirmation may be in any material respect inaccurate for any reason and causes harm to Mattel, it can be a basis for terminating your employment with Cause. By signing below, you agree to indemnify Mattel and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.

For purposes of this offer letter only, and without altering the at-will employment offered by Mattel, “Cause” shall mean (i) your willful neglect of significant duties you are required to perform or your willful violation of a material Mattel policy; (ii) the commission by you of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) your willful act or omission in the course of your employment which constitutes gross negligence; or (iv) your willful failure to obey a lawful direction of the Board; provided that, in each of (i) through (iv) above, unless the described activity cannot be cured, corrected or ceased, you have received written notice of the described activity, have been afforded a reasonable opportunity to cure or correct the activity described in the notice, and have failed to substantially cure, correct or cease the activity, as appropriate. However, to the extent you act in good faith with the reasonable belief that your conduct was in the best interest of Mattel, such conduct shall not constitute Cause. Poor performance in and of itself shall not constitute Cause and you shall not be terminated for Cause as a result of actions or inactions which are based upon directions from the Board or written advice of counsel to the Company. Failure to perform duties as a result of your physical or mental incapacity or family or personal emergency shall not constitute Cause.

For purposes of this offer letter and the Executive Severance Plan, Good Reason prior to a Change of Control (as defined in the Executive Severance Plan) shall include a material diminution, taken as a whole, in your duties, authority or responsibilities as Chief Executive Officer.

The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or Mattel can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on Mattel’s right to terminate your employment at-will, subject to the terms hereof.

Should you choose to accept this offer and become an employee of Mattel, you will be subject to Mattel’s employment policies and Code of Conduct. As a condition of your employment, you must read and sign the following documents:

•	Employee Handbook, State Supplement and if applicable, business unit-specific addendum and Acknowledgement

•	Mutual Arbitration Agreement

•	Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own) and Addendum

If you would like to review any of these documents before you make your decision to accept our offer, your recruiter can provide them.

Should you choose to accept our offer, you will receive onboarding information via email providing information and forms that you will need to complete before or on the Start Date.

Also, please note that as an executive of Mattel, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy (the “Policy”) and are subject to trading window period and pre-clearance restrictions. This means that you are generally restricted to conducting pre-cleared transactions in Mattel stock only during open trading window periods and in accordance with the Policy. Examples of such transactions include sales of shares of Mattel stock and changes in contribution elections to the Mattel stock fund under the PIP (Mattel’s 401(k) Plan) and DCP. You will receive additional information about the Policy and its restrictions shortly after the Start Date.

Roger, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter. If I can answer any questions, please do not hesitate to contact me.

We hope you will join us in our mission to create innovative products and experiences that inspire fans, entertain audiences, and develop children through play!

Sincerely,

/s/ Jonathan Anschell
Jonathan Anschell
Executive Vice President, Chief Legal Officer, and Secretary

Agreed and accepted:

/s/ Roger Lynch	Date: September 29, 2026
Roger Lynch